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Exhibit 5.5

                 [Letterhead of Dover Dixon Horne PLLC]

        May 12, 2005

Alderwoods Group, Inc.
259 Yorkland Rd.
Toronto, Ontario
Canada M25 5B2

Jones Day
717 West Wacker
Chicago, IL 60601-1692

Gentlemen:

        Last year we acted as special Arkansas local counsel for Alderwoods (Arkansas), Inc. (the "Covered Guarantor") in connection with the offer and sale of up to $200,000,000 aggregate principal amount of 7.75% Senior notes due 2012 (the "Outstanding Notes"). We also act as special Arkansas local counsel for the Covered Guarantor in connection with the issuance by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of up to $200,000,000 aggregate principal amount of registered 7.75% Senior Notes due 2012 (the "Exchange Notes") in exchange for the Outstanding Notes pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A. We relied then and now on our due diligence and certain representations made in the officer's certificate provided to us as part of that transaction. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Indenture. Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1.     The Covered Guarantor is a corporation validly existing and in good standing under the laws of Arkansas.

          2.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

          3.     The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the charter, bylaws or other organizational documents of such Covered Guarantor.

          4.     When the Registration Statement has become effective under the Securities Act and the Guarantees of the Covered Guarantor issued in connection with the Exchange Notes (the "Exchange Guarantees") are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
DOVER DIXON HORNE PLLC
By:	/s/ DOVER DIXON HORNE PLLC

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  Exhibit 5.5